UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2007

Northern States Power Company

(Exact name of registrant as specified in its charter)

Wisconsin

(State or other jurisdiction of incorporation)

001-03140	39-0508315
(Commission File Number)	(IRS Employer Identification No.)

1414 W. Hamilton Avenue, Eau Claire, Wisconsin	54701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 715-839-2625

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On June 1, 2007, Northern States Power Company, a Wisconsin corporation and wholly owned subsidiary of Xcel Energy Inc. (NSP-Wisconsin) filed with the Public Service Commission of Wisconsin (PSCW) a request to increase retail electric rates by $67.4 million and retail natural gas rates by $5.3 million, representing overall increases of 14.3 percent and 3.3 percent, respectively.  The request is based on a 2008 forecast test year.  The filing assumes a common equity ratio of 53.86 percent, a return on equity of 11.00 percent and a combined electric and natural gas rate base of approximately $640 million.

On Oct. 15, 2007, the PSCW staff and interveners filed testimony in response to NSP-Wisconsin’s requested increase. The PSCW staff recommended an electric rate increase of approximately $44.1 million and a natural gas rate increase of $4.3 million, based on a return on equity of 10.75 percent and a common equity ratio of 53.58 percent.  The PSCW staff testimony recommended adjustments that would decrease NSP-Wisconsin’s electric request by approximately $23.3 million.  Approximately half of the PSCW staff’s adjustments are based on new or revised data since the filing was prepared.

The Wisconsin Industrial Energy Group (WIEG) and the Wisconsin Paper Council (WPC) also filed testimony in opposition to the rate increase on behalf of their members.  WIEG proposed an electric rate increase of approximately $40.1 million, based on a 10.0 percent return on equity and a common equity ratio of 50.93 percent.  WIEG disputed certain costs related to power production that are billed to NSP-Wisconsin through the interchange agreement with NSP-Minnesota, also a wholly owned subsidiary of Xcel Energy Inc.  Specifically, WIEG contended that NSP-Minnesota nuclear decommissioning costs are overstated due to planned life extension at the Monticello and Prairie Island plants.  WIEG was also disputing increasing costs associated with the Nuclear Management Company. Finally, WIEG contends fuel and purchased power costs were overstated because forced outage rates assumed for certain power plants are too high.

Additional staff and intervenor testimony on rate design issues was filed on Oct. 22, 2007, and all rebuttal testimony was filed on Oct. 29, 2007.  Technical and public hearings were held on Nov. 8, 2007, and Nov. 12, 2007, respectively.

On Dec. 14, 2007, the commissioners of the PSCW voted with all but one of the PSCW Staff recommendations, which included:

•                  A 10.75 percent return on equity.

•                  Reducing the PSCW staff’s recommended common equity ratio from 53.58 percent to 52.5 percent.

•                  Approval of the recovery of all of NSP-Wisconsin’s deferred Midwest Independent Transmission System Operator, Inc. (MISO) Day 2 costs and deferred nuclear decommissioning costs.

•                  Allowed for a limited reopener for NSP-Wisconsin to propose recovery of production and transmission plant investment and associated operations and maintenance expenses as well as fuel costs for the year 2009.

As a result of the PSCW’s decisions, NSP-Wisconsin expects the final order will reflect an electric rate increase of approximately $39.4 million (8.1 percent) and a natural gas rate increase of $5.3 million (3.3 percent).

As noted above, a significant portion of PSCW staff’s adjustments were based on new or revised data since the filing was made, and will not have an earnings impact on NSP-Wisconsin. These adjustments, which total approximately $15 million, include: increased revenues due to a higher than projected  sales forecast ($6 million); higher revenues associated with the interim fuel surcharge approved in October 2007 ($6 million); a lower forecast of fuel and purchased power costs than included in the original filing ($2 million); and a shift of DSM recovery from electric to gas operations ($1 million).

The PSCW rejected WIEG’s positions on nuclear decommissioning and NMC costs.  The PSCW did make nuclear decommissioning costs subject to refund in the event that the Minnesota Public Utilities Commission (MPUC) reduces the 2008 accrual level as a result of the life extension at Monticello. There would be no earnings impact from this requirement if the MPUC decreases the decommissioning accrual. A written order is expected in the first week in January.  New rates will be effective the day after the order is issued, or as soon thereafter as NSP-Wisconsin can implement.

The matters discussed herein, including the expected the amount of electric rate increase and natural gas rate increase for 2008, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northern States Power Company (a Wisconsin Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

December 20, 2007